UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 1, 2017

MIDWEST ENERGY EMISSIONS CORP.
(Exact name of registrant as specified in its charter)

Commission file number 000-33067

Delaware	87-0398271
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

670 D Enterprise Drive Lewis Center, Ohio	43035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 505-6115

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 1, 2017, the Board of Directors of Midwest Energy Emissions Corp. (the “Company”) appointed R. Daren Baxter to the Board. In connection therewith, the Board had increased its size from five to six members and appointed Mr. Baxter to fill the vacancy.

R. Daren Baxter, age 53, has been since February 1, 2007 a partner of McInnes Cooper, a full-service Canadian law firm with 6 offices in Atlantic Canada. He currently serves as a member of the firm’s Board of Directors, having been elected by the firm’s partners for two 3 year terms. Mr. Baxter’s law practice is focused on business, tax and estate planning. He is a member and frequent lecturer of the Society of Trust and Estate Practitioners (STEP), the Canadian Tax Foundation, the Canadian Bar Association and other professional bodies. Mr. Baxter is the current President of the Nova Scotia Barristers’ Society (the regulator of the legal profession in the province) and chairs its Council (the governing body of the Society) and its Executive Committee. He previously served three consecutive terms as an elected member of Council and is past chair of the Society’s Finance Committee. Mr. Baxter served as the Vice Chair of the Nova Scotia Securities Commission from April 2004 to April 2010 and as a member of the commission from January 2002 to April 2010. He is a former member of the Joint Forum of Financial Market Regulators (the forum through which pension, securities and insurance regulators co-ordinate, harmonize and streamline the regulation of financial products and services in Canada), as a representative of the Canadian Securities Administrators. From May 1995 to January 2002, Mr. Baxter served on the Board of Directors and the Audit Committee of the TSX listed company, Gammon Gold Resources Inc., a predecessor of Alamos Gold Inc. Mr. Baxter holds a B.Comm. degree from Dalhousie University (1987) and a LL.B. degree from University of New Brunswick (1991). In 2013, he completed the Directors Education Program offered by the Institute of Corporate Directors in conjunction with the Rotman School of Business (University of Toronto).

The effectiveness of Mr. Baxter’s appointment and Mr. Baxter’s term as a director will not commence until his firm, McInnes Cooper, has approved his appointment. In connection with his appointment to the Board, on February 1, 2017, Mr. Baxter was issued a nonqualified stock option to acquire 50,000 shares of the Company’s common stock, exercisable at $1.20 per share. The option is fully vested and exercisable as of the date of grant and will expire five years thereafter.

Mr. Baxter does not have any family relationships with any of the Company’s directors or executive officers, or any person nominated or chosen by the Company to become a director or executive officer.

Other than as disclosed in this Current Report on Form 8-K, there are no arrangements or understandings between Mr. Baxter and any other person pursuant to which he was selected as a director, and there have not been any past transactions, nor are there any currently proposed transactions, between the Company or any of its subsidiaries, on the one hand, and Mr. Baxter, on the other hand, that would require disclosure pursuant to Item 404(a) of Regulation S-K. McInnes Cooper provides certain legal services to the Company in Canada and was paid $41,426 in 2016.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Midwest Energy Emissions Corp.

Date: February 7, 2017	By:	/s/ Richard H. Gross
Richard H. Gross
Chief Financial Officer

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